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                                                                  EXHIBIT 99.7

                        AMENDMENT TO EMPLOYMENT AGREEMENT


                  Carrizo Oil & Gas, Inc., a Texas corporation ("Company"), and _____ ("Executive") have previously entered into an Employment Agreement dated as of _____ ("Employment Agreement"), and by this agreement hereby amend the Employment Agreement effective as of December ___, 1999 as follows:

                  Nothing in the Shareholders Agreement dated December __, 1999 among S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, CB Capital Investors, L.P. ("Chase") and certain other shareholders (the "Shareholders Agreement") or in the transactions contemplated by the Securities Purchase Agreement dated December __, 1999 among Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, Chase and certain other investors (including the addition of any new parties thereto), shall constitute a "Change of Control" within the meaning of Section 9 of the Employment Agreement. Without limiting the generality of the foregoing, no "Change of Control" shall result from the attribution of beneficial ownership directly or indirectly through the Shareholders Agreement such that a shareholder is deemed to beneficially own 40% or more of the shares of the Company's common stock then outstanding (a "40% Holder"), unless such shareholder would be deemed to be a 40% Holder in the absence of the Shareholders Agreement.

                  In witness whereof, the parties have caused these presents to be executed this ___ day of December, 1999, effective as of the day and year first above written.


                                      CARRIZO OIL & GAS, INC.



                                      By:
                                         --------------------------------------
                                         Name:
                                         Title:



                                         --------------------------------------
                                         Executive Officer